EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)

                                                     Thirteen Weeks Ended
                                                May 29,                May 30,
                                                 1999                   1998
                                              -----------           -----------
Basic
-----

Average shares outstanding                       24,855                 26,072
                                               ========               ========
Net income                                      $ 3,706                $ 5,729
                                               ========               ========
Per share amount                                $   .15                $   .22
                                               ========               ========
Diluted
-------

Average shares outstanding                       24,885                 26,072
Net effect of dilutive stock options                313                    433
                                               --------               --------
Total                                            25,198                 26,505
                                               ========               ========
Net income                                      $ 3,706                $ 5,729
                                               ========               ========
Per share amount                                $   .15                $   .22
                                               ========               ========